UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                       Shared Technologies Cellular, Inc.
                       ----------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                   819487 10 9
                                   -----------
                                 (CUSIP Number)

                                 AUGUST 10, 2000
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
|_| Rule 13d-1(b)
|X| Rule 13d-1(c)
|_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No. 819487 10 9
          -----------



1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             SIB Investment Holdings Limited

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                a. |_|
                                b. |X|

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                      5        SOLE VOTING POWER
  NUMBER OF                       1,814,110
   SHARES
BENEFICIALLY          6        SHARED VOTING POWER
  OWNED BY                             0
    EACH
  REPORTING           7        SOLE DISPOSITIVE POWER
   PERSON                            1,814,110
    WITH
                      8        SHARED DISPOSITIVE POWER
                                       0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      1,814,110

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                    |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      13.55%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  CO

                                  SCHEDULE 13G

CUSIP NO. 819487 10 9
          -----------


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Gulf International Bank (UK) Limited

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                           a.  |_|
                                           b.  |X|

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

             United Kingdom

                      5        SOLE VOTING POWER

  NUMBER OF                            1,814,110
   SHARES
BENEFICIALLY          6        SHARED VOTING POWER
  OWNED BY                             0
    EACH
  REPORTING           7        SOLE DISPOSITIVE POWER
   PERSON                              1,814,110
    WITH
                      8        SHARED DISPOSITIVE POWER
                                       0

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,814,110

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                           |_|

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      13.55%

12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

             BK

ITEM 1.

(a)  NAME OF ISSUER

        Shared Technologies Cellular, Inc.

(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

        100 Great Meadow Road
        Suite 104
        Wethersfield, Connecticut 06109

ITEM 2.

     (a) NAME OF PERSONS FILING

            SIB Investment Holdings Limited
            Gulf International Bank (UK) Limited

     (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            SIB Investment Holdings Limited
            c/o Gulf International Bank (UK) Limited, New York Branch 335 Madison Avenue
            New York, New York 10017
            USA

            Gulf International Bank (UK) Limited
            New York Branch
            335 Madison Avenue
            New York, New York 10017

     (c) CITIZENSHIP

            SIB Investment Holdings Limited - United Kingdom
            Gulf International Bank (UK) Limited - United Kingdom

     (d) TITLE OF CLASS OF SECURITIES

            Common Stock, par value $.01 per share

     (e) CUSIP NUMBER

            819487 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13d-1(b) OR SS. 240.13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)     /_/   Broker or dealer registered under section 15 of the Act
              (15 U.S.C. 78o);

(b)      /_/  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)      /_/  Insurance company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c);

(d)      /_/  Investment company registered under section 8 of the  Investment
              Company Act of 1940 (15 U.S.C. 80a-8);

(e)      /_/  An investment adviser in accordance withss.240.13d-1(b)(1)(ii)(E);

(f)      /_/  An employee benefit plan or endowment fund in accordance withss.
              240.13d-1(b)(1)(ii)(F);

(g)      /_/  A parent holding company or control person in accordance withss.
              240.13d-1(b)(ii)(G);

(h)      /_/  A savings  association as defined in Section 3(b)  of the Federal
              Deposit  Insurance Act (12 U.S.C. 1813);

(i)     /_/   A church plan that is  excluded  from the  definition  of an investment company under section 3(c)(14) of the Investment
              Company Act of 1940 (15 U.S.C. 80a-3);

(j)      /_/  Group, in accordance withss. 240.13d-1(b)(1)(ii)(J).

If this  statement is filed pursuant to ss.  240.13d-1(c),  check this box.  |X|

ITEM 4.   OWNERSHIP

(a) AMOUNT BENEFICIALLY OWNED

SIB Investment Holdings Limited - 1,814,110(a)
Gulf International Bank (UK) Limited - 1,814,110(a)

(b) PERCENT OF CLASS

SIB Investment Holdings Limited - 13.55%(a)
Gulf International Bank (UK) Limited - 13.55%(a)

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

     i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE

           SIB Investment Holdings Limited - 1,814,110(a)
           Gulf International Bank (UK) Limited - 1,814,110(a)

    ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE

           SIB Investment Holdings Limited - 0
           Gulf International Bank (UK) Limited - 0


--------
(a) The 1,814,110 shares of Common Stock owned by Gulf International Bank (UK) Limited ("GIB") includes the 1,814,100 shares of Common Stock owned by SIB Investment Holdings Limited, an indirect wholly-owned subsidiary of GIB.

    iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

           SIB Investment Holdings Limited - 1,814,110(b)
           Gulf International Bank (UK) Limited - 1,814,110(b)

     iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

           SIB Investment Holdings Limited - 0
           Gulf International Bank (UK) Limited - 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10.CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





------------------------
(b) See footnote (a) on prior page.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               AUGUST 15, 2000
                                               ---------------
                                                  Date

                                        SIB INVESTMENT HOLDINGS LIMITED

                                        By:  /s/ GREGGA J. BAXTER
                                        --------------------------------
                                        Name: Gregga J. Baxter
                                        Title: Vice President

                                        GULF INTERNATIONAL BANK (UK) LIMITED

                                        By:  /s/ GREGGA J. BAXTER
                                        -------------------------------
                                        Name: Gregga J. Baxter
                                        Title:  Vice President



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